                                                                    EXHIBIT 2.03




                          AGREEMENT AND PLAN OF MERGER



         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 7th day of March 2000, by and among Talarian Corporation ("Talarian"), a California corporation, and WhiteBarn, Inc.
("WhiteBarn"), an Illinois corporation.


                                 R E C I T A L S


         A. WhiteBarn and Talarian desire to consummate a merger in which WhiteBarn will merge with and into Talarian (the "Merger") in accordance with the terms of this Agreement, so that after the Merger, WhiteBarn shall cease to exist.

         B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. WhiteBarn and Talarian desire to make certain representations, warranties and covenants regarding the Merger and to prescribe various conditions to the Merger.



                                A G R E E M E N T

         In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, hereby agree as follows:


                                   1 ARTICLE

                                   DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Action" shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation or other dispute.

                  "Agreement with Certain WhiteBarn Shareholders" shall have the meaning defined in Section 7.9.
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                  "Ancillary Agreements" shall mean the other agreements
executed in connection with this Agreement: the Nondisclosure Agreement, the Commitment Agreement, the Snyder Agreement and the Agreement with Certain WhiteBarn Shareholders, each defined below.

                  "Balance Sheet" shall have the meaning specified in Section
3.8.

                  "Balance Sheet Date" shall have the meaning specified in
Section 3.8.

                  "Books and Records" shall mean all books, ledgers, files, records, manuals and other materials (in any form or medium, including electronic media) related to WhiteBarn's business, including, but not limited to, all correspondence, personnel records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, accounting records and systems, litigation files, sales order files, purchase order files, advertising materials, catalogs, product brochures, mailing lists, customer lists, distribution lists, sales and promotional materials and all other records utilized by WhiteBarn in connection with its business and all computer hardware, software and data files necessary to access or review or continue to compile or utilize any of the foregoing.

                  "Closing" shall have the meaning defined in Section 9.1.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Contracts" shall have the meaning set forth in Section 3.15.

                  "Commitment Agreement" shall have the meaning defined in
Section 7.8.

                  "Disclosure Schedule" shall mean a schedule marked as the "Disclosure Schedule" prepared by WhiteBarn and delivered to Talarian and attached to this Agreement.

                  "Employee Benefit Plan(s)" shall mean any deferred compensation plan, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment including, but not limited to, all employee benefit plans as defined in Section 3(3) of ERISA (a) that WhiteBarn sponsors or to which WhiteBarn contributes or is required to contribute, or under which WhiteBarn may incur any liability, and (b) that covers an employee or former employee of WhiteBarn.

                  "Encumbrances" shall mean any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage, restriction, encumbrance or other right of third parties, of any kind or nature.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, including the rules and regulations promulgated thereunder.
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                  "Financial Statements" shall have the meaning specified in
Section 3.8.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of the Agreement.

                  "Inconsistent Activities" shall have the meaning defined in
Section 5.5.

                  "Indemnifying Shareholders" shall have the meaning defined in
Section 10.1.

                  "Intellectual Property" shall mean all of WhiteBarn's intellectual property rights including, without limitation, all of WhiteBarn's right, title and interest in and to (a) rights in any patents, patent applications, trademarks, trademark registrations and applications, service marks and trade names, copyrights, copyright registrations, trade secrets and business confidential information; (b) computer software programs and systems and documentation relating to the foregoing or used or useable in WhiteBarn's business; and (c) other proprietary information owned, controlled, created or used or useable by or on behalf of WhiteBarn in connection with the conduct of WhiteBarn's business in which WhiteBarn has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement with any other person.

                  "Intellectual Property Agreements" shall have the meaning defined in Section 7.8.

                  "Laws" shall mean all federal, state or local statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories or reported decisions of any state or federal court now or at any time hereafter in effect, including, without limitation, any of the foregoing relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

                  "Leases" shall have the meaning specified in Section 3.13.

                  "Major Customers" shall have the meaning set forth in Section 3.16.

                  "Material Adverse Change" shall have the meaning specified in
Section 3.10.

                  "Nondisclosure Agreement" shall mean the Nondisclosure Agreement dated as of February 16, 2000 between Talarian and WhiteBarn.

                  "Permits" shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any governmental authority of any jurisdiction worldwide relating to the conduct of WhiteBarn's business.

                  "Regulatory Approvals" shall mean all necessary regulatory approvals, if any, required for the transfer of ownership or control over WhiteBarn that is to occur upon consummation of the Merger.
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                  "Representatives" shall mean any officer, director, principal, stockholder, partner, attorney, accountant, advisor, agent, employee or other representative of a party hereto.

                  "Shareholders" shall mean all the holders of WhiteBarn Stock, as set forth in the Disclosure Schedule hereto.

                  "Snyder Agreement" shall have the meaning set forth in Section 7.8.

                  "Talarian Common Stock" shall mean the no-par-value common stock of Talarian.

                  "Talarian Disclosure Schedule" shall have the meaning defined in Section 4.3.

                  "Talarian Exchange Stock" shall have the meaning defined in
Section 2.4.

                  "Tax(es)" shall mean all taxes, charges, fees, levies or other assessments imposed by and required to be paid to any federal, state, local, or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, ad valorem, payroll and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

                  "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

                  "WhiteBarn Stock" shall have the meaning defined in Section
2.4.


                                   1 ARTICLE

                                     MERGER


1.1 Merger. On the terms and subject to the conditions of this Agreement, on the Effective Date (defined below), WhiteBarn shall be merged into Talarian in a statutory merger in accordance with California and Illinois law and Talarian shall be the surviving corporation in the Merger. On and after the Effective Date, the separate existence and corporate organization of WhiteBarn shall cease, and Talarian shall succeed to and possess all of the properties, rights, privileges and powers and be subject to all of the liabilities and obligations of WhiteBarn, all without further act or deed.

1.1 Effective Date of Merger. As soon as practicable following the Closing, WhiteBarn shall cause a certificate of merger and/or other required documents or officers' certificates (collectively, the "Certificate of Merger"), executed at the Closing, to be filed with the Secretaries of State of the States of California and Illinois in accordance with applicable law.
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The Merger shall become effective at the time of the filing of the Certificates of Merger. The time and date on which the Merger shall become effective is referred to herein as the "Effective Date."

1.1 Certificate of Incorporation, Bylaws, Directors and Officers.

(i) Articles of Incorporation. The Articles of Incorporation of Talarian as in effect at the Effective Date shall remain in effect and will be the Articles of Incorporation of the surviving corporation, until further amended.

(i) Bylaws. The Bylaws of Talarian, as in effect at the Effective Date, shall remain in effect as the Bylaws of the surviving corporation until amended in accordance with the terms of such Bylaws.

(i) Directors and Officers. The directors and officers of Talarian immediately prior to the Effective Date shall be the directors and officers, respectively, of the surviving corporation, in each case, to serve until their respective successors are duly elected and qualified.

1.1 Conversion of the WhiteBarn Stock. On the Effective Date and by virtue of the Merger, each outstanding share of Common Stock of WhiteBarn, no par value per share ("WhiteBarn Stock"), shall be converted, without any action on the part of the holder thereof, into and represent the right to receive 0.07932 shares of Talarian Common Stock (the "Talarian Exchange Stock") and cash in the amount of $.09443 (the "Cash Consideration"); provided, however, that fractional shares of Talarian Exchange Stock to which holders of WhiteBarn Stock are entitled shall be rounded to the nearest whole share. On the Effective Date, Talarian shall issue to the Shareholders, upon tender of the WhiteBarn Stock, the shares of Talarian Exchange Stock into which the WhiteBarn Stock has been converted as a result of the Merger and the Cash Consideration. The issuance of the Talarian Exchange Stock under this Agreement shall not be registered under the federal securities laws, and therefore the stock shall be "restricted stock" under such laws.

1.1 Existing Options for WhiteBarn Stock. As of the Effective Date, by virtue of the Merger and without further corporate action, each outstanding option to purchase shares of WhiteBarn Stock under the WhiteBarn, Inc. Stock Option Plan and the 2000 WhiteBarn, Inc. Equity Incentive Plan (collectively, the "WhiteBarn Options"), shall be assumed by Talarian and converted into an option relating to Talarian Common Stock so as to substitute Talarian Common Stock for WhiteBarn Stock purchasable thereunder as adjusted as set forth below (each, an "Assumed Option"). Each Assumed Option shall give the holder thereof the right to purchase 0.07932 shares of Talarian Common Stock for each share of WhiteBarn Stock to which such WhiteBarn Options held by such holder relate, at a purchase price per share equal to (i) 12.60714 multiplied by (ii) the purchase price per share of WhiteBarn Stock set forth in such WhiteBarn Options (with any fractional cent being rounded to the next higher full cent); provided, however, that no Assumed Options shall provide for fractional shares of Talarian Common Stock and no holder of WhiteBarn Options shall be entitled to any receive cash in lieu of any fractional shares.
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Assumed Options shall be subject to the vesting provisions set forth in the
WhiteBarn Options and the applicable plan to which they relate.

1.1 Press Release. Upon the execution of this Agreement, the parties will make a joint press release in a mutually agreeable form. The parties will consult with each other before issuing any further press release or otherwise making any public announcement concerning the Merger; provided, however, that after the consummation of the Merger, Talarian shall be entitled to issue such press releases and make such public announcements regarding the Merger as it shall determine in its sole discretion.


                                   1 ARTICLE

                   REPRESENTATIONS AND WARRANTIES OF WHITEBARN

         WhiteBarn hereby expressly acknowledges that Talarian, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon the following representations and warranties, and no others. WhiteBarn hereby represents and warrants to Talarian as follows:

1.1 Organization and Qualification of WhiteBarn. WhiteBarn is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. WhiteBarn has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business in the manner in which it is presently conducted. Except as set forth in the Disclosure Schedule, WhiteBarn is duly qualified and licensed in each jurisdiction where the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not have a material adverse effect upon WhiteBarn's financial condition or results of operations. WhiteBarn has delivered to Talarian true and complete copies of its Articles of Incorporation and Bylaws, each as amended to date. Except as set forth in the Disclosure Schedule, WhiteBarn has no subsidiaries or affiliated companies and does not otherwise own or control directly or indirectly, any equity interest in any corporation, association or business entity.

1.1 Capitalization of WhiteBarn. The total authorized and outstanding amounts of each class of stock of WhiteBarn is set forth on the Disclosure Schedule. Other than this Agreement, and except as set forth on the Disclosure Schedule, there is not outstanding any subscription, option, warrant, call, right or other agreement or commitment obligating WhiteBarn or any of the Shareholders to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of WhiteBarn Stock or any shares of any other capital stock of WhiteBarn. No bonds, debentures, notes or other indebtedness of WhiteBarn having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of WhiteBarn may vote are issued, outstanding or subject to issuance. All of the shares of WhiteBarn Stock are duly and validly authorized, issued and outstanding, fully paid and non-assessable and free and clear of all Encumbrances, except those that may be created by Talarian and in compliance with applicable securities laws. Upon the consummation of the Merger, there
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shall be no outstanding options to purchase shares of WhiteBarn Stock. Each holder of WhiteBarn Options is a current employee of WhiteBarn.

1.1 Authorization. Except for the approval of its Shareholders which has not yet been obtained as of the date this Agreement, WhiteBarn has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. All actions and proceedings on the part of WhiteBarn, its officers, directors and Shareholders necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken or will be taken prior to the Closing Date.

1.1 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by WhiteBarn. This Agreement constitutes the legal, valid and binding agreement and obligation of WhiteBarn, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such Laws.

1.1 Compliance with Other Instruments. Except as set forth in the Disclosure
Schedule: (a) WhiteBarn is not in violation of any term of its Articles of Incorporation or Bylaws, or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, order, writ, injunction, judgment or decree; (b) WhiteBarn is not in violation in any material respect of any material order, statute, rule or regulation applicable to WhiteBarn, its officers, directors or Shareholders; and (c) WhiteBarn has all material licenses, permits and certificates from governmental agencies necessary for the conduct of its business as now conducted. No claim has been made by any governmental authority to the effect that the business conducted by WhiteBarn fails to comply, in any respect (and no such claim is anticipated by WhiteBarn), with any law, rule, regulation, or ordinance.

1.1 No Conflict or Violation. Except as provided in the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in: (a) a violation of, or a conflict with, WhiteBarn's Articles of Incorporation, Bylaws or any subscription, stockholders' or similar types of agreements or understandings to which WhiteBarn is a party; (b) a material breach of, or a material default (or an event which, with notice or lapse of time or both would constitute a material default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any material Contract, agreement, instrument, license, Encumbrance or Permit to which WhiteBarn is a party or by which WhiteBarn or WhiteBarn's business is bound; (c) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of WhiteBarn of any severance, termination, "golden parachute" or other similar payments pursuant to any employment or other agreements of WhiteBarn; (d) a violation by WhiteBarn or any Shareholder of any Law, order, judgment, writ, injunction decree or award to which WhiteBarn or any of the Shareholders is a party or by which it is bound; or (e) an imposition of any material Encumbrance on WhiteBarn or its assets.

1.1 Consents and Approvals. Except as set forth on the Disclosure Schedule, the execution and delivery of this Agreement by WhiteBarn, and the consummation of the transactions contemplated hereby, do not and will not require WhiteBarn or any Shareholder to obtain as of the Closing Date any authorization, registration or filing with, or consent or approval of, any Person, including, without limitation, any federal, state or other governmental authority or regulatory body, other than the filing of the Certificate of Merger as contemplated by
Section 2.2, above, any state and federal filings that may be required under applicable securities Laws and the Regulatory Approvals.

1.1 Financial Statements. WhiteBarn has furnished to Talarian copies of (a) the unaudited balance sheet of WhiteBarn as of December 31, 1999 (the "Balance Sheet Date"), and the related unaudited statements of income and stockholders' equity for the year then ended. The financial statements referred to in this section (the "Financial Statements") are complete and fairly and accurately present in all material respects the financial condition of WhiteBarn as at the respective dates thereof and the results of operations of WhiteBarn for the respective periods covered by the statements of income contained therein, subject to normal recurring year-end adjustments (and except that footnotes may be omitted).

1.1 Undisclosed Liabilities. Except as set forth on the Disclosure Schedule, WhiteBarn does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) required to be disclosed in a balance sheet prepared in accordance with cash based accounting principles (or, to the best knowledge of WhiteBarn, any such material liabilities or obligations which are not required to be disclosed in a balance sheet, except for liabilities and obligations under any agreement, contract or commitment to which WhiteBarn is a party or by which any of its properties or assets is bound), except (a) liabilities reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of conducting WhiteBarn's business.

1.1 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth on the Disclosure Schedule and except as contemplated herein or in the Ancillary Agreements, there has not been:

(a) Any material adverse change in the financial condition, assets, liabilities, earnings, or business ("Material Adverse Change") of WhiteBarn.

(a) Any destruction, damage to, or loss of any of WhiteBarn's material assets (whether or not covered by insurance) used in WhiteBarn's business;

(a) Any material change in accounting methods or practices by WhiteBarn (including, without limitation, any change in depreciation, amortization or valuation policies or rates) or material revaluation of any of its assets, liabilities or reserves reflected on the

Balance Sheet, or any material change in any assumption underlying or methods of calculating any bad debt, contingency or other reserves related to WhiteBarn's business;

(a) An increase in the salary or other compensation payable or to become payable by WhiteBarn to any of its officers, directors, independent contractors or employees; the declaration, payment, or commitment or obligation of any kind for the payment, by WhiteBarn, of a bonus or other additional salary or compensation to any such person; the repayment by WhiteBarn of any loan from such person; the payment by WhiteBarn of any dividends, distributions or any other payments in respect of the shares of capital stock of WhiteBarn whether in cash or property, to any such person;

(a) Any amendment or termination of any Contract, Permit or other agreement related to WhiteBarn's assets or WhiteBarn's business, or by which WhiteBarn or any of its material assets or properties used or useable in connection with WhiteBarn's business are subject, other than an amendment or termination made in the ordinary course of business consistent with past practice which is explicitly approved by Talarian; or any entrance into any agreement, contract or commitment which contains exclusivity or other terms which restrict WhiteBarn's flexibility in doing business with any third party, whether written or oral;

(a) Any cancellation of indebtedness or waiver or release of any material right or claim of WhiteBarn related in any way to WhiteBarn's business, other than a cancellation, waiver or release made in the ordinary course of business consistent with past practice which is explicitly approved by Talarian;

(a) Any declaration of or agreement to declare or make, any payment or distribution of any material assets used or useable in connection with WhiteBarn's business of any kind whatsoever;

(a) Any material sales, transfers, disposals of or agreements to sell, transfer or otherwise dispose of any of the assets, properties or rights of WhiteBarn related to WhiteBarn's business, other than sales, transfers, disposals of or agreements made in the ordinary course of business consistent with past practice which are explicitly approved by Talarian or any material changes in WhiteBarn's royalty arrangements;

(a) Any capital expenditure or incurring of any obligation to make any capital expenditure in connection with the conduct of WhiteBarn's business in excess (in the aggregate) of $100,000;

(b) Any making of any loan by WhiteBarn to any person or entity;

(a) Any creation or assumption of any mortgage, pledge or other Encumbrance on any material asset of WhiteBarn;

(a) Any failure to pay or satisfy when due any obligation of WhiteBarn except where such failure would not constitute a Material Adverse Change of WhiteBarn;
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(a) To the best of WhiteBarn's knowledge after reasonable inquiry, any other event or condition of any character which it is reasonable to expect will, individually or in the aggregate constitute a Material Adverse Change of WhiteBarn; or

(a) Any agreement by WhiteBarn or the Shareholders to do or cause any of the things described in clauses (a) through (l), above.

1.1 Properties. The Disclosure Schedule sets forth a complete and correct list of all tangible assets owned by WhiteBarn as of the Balance Sheet Date which have an original book value in excess of $2,000 and that have been treated as capital assets. WhiteBarn does not own any fee interest in real property. Except as set forth on the Disclosure Schedule, WhiteBarn has good title to, or a valid leasehold interest in, or a valid license to use, all of the personal property material to WhiteBarn's business, in each case free and clear of all Encumbrances, except for security interests shown on WhiteBarn's financial statements as securing certain liabilities, purchase money security interests incurred in connection with the purchase of assets after the Balance Sheet Date and those relating to assets held under capitalized leases. All material tangible personal property owned or leased by WhiteBarn is in good order and operating condition, ordinary wear and tear excepted, and free from any defects, except for such minor defects which do not substantially interfere with the continued use thereof in the conduct of normal operations in the manner and to the extent such assets are presently being used.

1.1 Intellectual Property.

(a) Set forth in the Disclosure Schedule is a complete and correct list of all of the material Intellectual Property. Except as set forth on the Disclosure Schedule, (a) the Intellectual Property is owned by WhiteBarn or WhiteBarn has a valid license or other right to use it, (b) WhiteBarn has not received any notice or claim disputing WhiteBarn's right to own or use any such Intellectual Property, (c) to its knowledge, WhiteBarn's right to own or use the Intellectual Property is not disputed by any third party, and (d) WhiteBarn owns or has rights to use on reasonable terms all intellectual property needed or used in its business as it is currently conducted. Except as set forth on the Disclosure Schedule, the Intellectual Property is owned by WhiteBarn free and clear of any Encumbrances. WhiteBarn is not infringing upon or otherwise acting adversely to any property owned by any other person with respect to the Intellectual Property which has been received and used by WhiteBarn, nor to its knowledge, is there any Action by any person pending or threatened with respect thereto.

(b) The Disclosure Schedule accurately discloses all material licenses, sublicenses or agreements by which WhiteBarn holds or has given to others the right to use the Intellectual Property. WhiteBarn is not in default in any material respect and, to its knowledge, no third party is in default in any material respect, under any such license, sublicense or agreement.

(a) WhiteBarn has provided Talarian with a copy of the form or forms of agreements used by WhiteBarn to protect its proprietary information and trade secrets and otherwise to protect the Intellectual Property, including without limitation, any non-solicitation agreements. The Disclosure Schedule sets forth a complete and accurate description of such agreements which have been entered into by and between WhiteBarn and other persons or entities.

1.1 Leases. The Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses and other occupancy or lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which WhiteBarn leases, subleases, licenses, occupies or uses any real or material physical personal property (the "Leases"). All of the Leases are in good standing, legal, valid, binding and in full force and effect, and there is not under any of such Leases any existing material default, violation or breach by WhiteBarn or event or condition which after notice or lapse of time or both would constitute a material default, violation or breach. WhiteBarn has provided Talarian with true and correct copies of all such Leases.

1.1 Receivables. All receivables of WhiteBarn which are reflected in the Balance Sheet and all such receivables which have arisen since the Balance Sheet Date have arisen only from bona fide transactions in the ordinary course of business. There are no facts or circumstances which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Balance Sheet. The Disclosure Schedule lists as of January 31, 2000, all receivables of WhiteBarn, which list taken on an aggregate basis is accurate in all material respects. Such list also includes the amount owing, the aging of each such receivable and the name of the party from whom such receivable is owing.

1.1 Contracts.

(a) The Disclosure Schedule contains a complete and correct list of all agreements, contracts and commitments (collectively, the "Contracts"), whether written or oral, (i) to which WhiteBarn is a party or by which it is bound, or
(ii) by which any of the assets, properties or WhiteBarn's business is bound and in either case, which constitute:

(i) Mortgages, indentures, security agreements, and other agreements and instruments relating to the borrowing of money by or from, or any extension or credit to or from, WhiteBarn;

(i) Sales agency or material marketing agreement;

(i) Agreements or commitments for capital expenditures;

(i) Brokerage or finder's agreements;

(i) Partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses;

(i) Contracts or commitments to sell, lease or otherwise dispose of any assets, properties or business other than in the ordinary course of WhiteBarn's business;

(i) Contracts or commitments limiting the freedom of WhiteBarn to compete in any line of business or in any geographic area or with any person;

(i) Other agreements, contracts and commitments which in any case involve payments or receipts of more than $10,000 per annum; and

(i) To WhiteBarn's knowledge, any other agreements, contracts and commitments relating to WhiteBarn's business, operations or financial condition;

(a) WhiteBarn has delivered to Talarian or its Representatives complete and correct copies of all written Contracts, together with all amendments thereto, described in Section 3.15(a), and accurate written descriptions of all oral Contracts described in Section 3.15(a). All of such Contracts are valid and in full force and effect and WhiteBarn has duly performed in all material respects all of its obligations under each such Contract to the extent those obligations have accrued and no default, violation or breach by WhiteBarn under any such Contract has occurred which affects the enforceability of such Contract or any parties' rights thereunder.

1.1 Customer Contracts. The Disclosure Schedule sets forth a correct and complete list of the 20 largest customers (by sales volume) (the "Major Customers") of WhiteBarn during the 12-month period ended at the Balance Sheet Date indicating the sales to such Major Customers within such period and listing any existing contracts between such Major Customer and WhiteBarn. As of the Balance Sheet Date, WhiteBarn did not have any outstanding Contracts with any Major Customer requiring material payments or material credits by WhiteBarn to such customers, except as described on the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no outstanding disputes with any Major Customer and no Major Customer has refused to do business with WhiteBarn or, to WhiteBarn's knowledge, has stated its intention not to continue to do business with or increase or reduce its purchases from WhiteBarn upon consummation of the transactions contemplated hereby.

1.1 Employment Matters; Employee Benefits.

                  (a) The Disclosure Schedule sets forth a complete and correct list of all the names, current annual rates of salary, bonuses, accrued vacation benefits, accrued sick pay and other compensation of all the present employees and agents (including independent contractors) of WhiteBarn who provide services to WhiteBarn or in connection with WhiteBarn's business and whose current annual cash compensation from WhiteBarn (including salary and bonus) is expected to equal or exceed $2,000. To WhiteBarn's knowledge, no employee or agent of WhiteBarn is in violation of any term of any employment contract, confidentiality agreement or other contract or agreement relating to the relationship of such employee with WhiteBarn, or with any other party, because of the nature of WhiteBarn's business now conducted or proposed to be conducted by WhiteBarn. Except as disclosed in the Disclosure Schedule, there are no employment or consulting contracts or arrangements, including Employee Benefit Plans, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of WhiteBarn not terminable on 30 days' notice. As of the date hereof, no key employee or independent contractor of WhiteBarn has terminated his or her relationship with WhiteBarn since the Balance Sheet Date, and as of the date hereof, to WhiteBarn's knowledge, no current key employee or independent contractor has indicated any present or future intention to terminate his or her relationship with WhiteBarn.

                  (b) The Disclosure Schedule contains a complete and correct list of all material Employee Benefit Plans. WhiteBarn has delivered to Talarian or its Representatives complete, current, and correct copies of all written Employee Benefit Plans, together with all amendments thereto. All such Employee Benefit Plans comply with the provisions of and have been administered in compliance with their terms and applicable law. There are no pending or, to WhiteBarn's knowledge, threatened governmental audits of any Employee Benefit Plan, or any pending or, to WhiteBarn's knowledge, threatened lawsuits involving any Employee Benefit Plan. None of the persons providing services for WhiteBarn have been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

1.1 Transactions with Affiliated Parties. Except as disclosed in the Disclosure Schedule, no director, officer, employee, stockholder, partner or agent of WhiteBarn, and none of their respective spouses or children, no trust of which any such person is the grantor, trustee or beneficiary, no corporation of which any such person or party is a controlling stockholder, employee, officer or director, or any partnership or other entity in which any such person or party owns an interest (all such persons, trusts, corporations and partnerships being herein referred to collectively as "Affiliated Parties" and individually as an "Affiliated Party"), has, or has had, any ownership interest in any property used in WhiteBarn's business. Except as disclosed in the Disclosure Schedule, no Affiliated Party is a party to any agreement, contract or commitment with WhiteBarn.

1.1 Certain Payments. WhiteBarn has not, nor to WhiteBarn's knowledge, has any person or other entity, directly or indirectly, on behalf of or with respect to
WhiteBarn: (a)
made an unreported political contribution; (b) made or received any material payment which was not legal to make or receive; (c) engaged in any material transaction or made or received any material payment which was not properly recorded in the Books and Records; or (d) created or used any "off-book" bank or cash account or "slush fund."

1.1 Taxes. WhiteBarn is, and is subject to taxation as, a C corporation. Except as set forth in the Disclosure Schedule, all Taxes which are due and payable by WhiteBarn have been paid in full and any Taxes that become due and owing by WhiteBarn before the Closing Date (whether or not shown on any Tax Return) will be paid, other than Taxes which are not delinquent and subject to a late payment; all Tax Returns required to be filed in connection therewith have been accurately prepared and duly and timely filed, or will be accurately prepared and duly and timely filed, and all deposits required by Law to be made by WhiteBarn with respect to any such Taxes have been duly made. WhiteBarn is not delinquent in the payment of any Taxes nor does WhiteBarn have any Tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency of claim. There is not now in force any extension of time with respect to the date on which any Tax Return was or is due to be filed by or with respect to WhiteBarn, or any waiver or agreement by WhiteBarn for the extension or the assessment of any Tax. WhiteBarn has withheld and paid all Taxes required to be withheld and paid by WhiteBarn in connection with amounts paid or owing to any employee, creditor, stockholder or other third parties. There are no liens on any of the assets of WhiteBarn as a result of any Tax liabilities except for Taxes not yet due and payable. WhiteBarn has made available to Talarian complete and correct copies of all federal, state, local and foreign income or franchise Tax Returns for the last three taxable periods for which such Tax Returns have been filed and will deliver copies of Tax Returns filed by WhiteBarn after the date hereof and before the Closing Date. WhiteBarn is not required to file a Tax Return in any state or local jurisdiction for any tax period except in the jurisdictions in which it has filed. WhiteBarn has delivered to Talarian complete and correct copies of all audit reports (or portions thereof) and statements of deficiencies assessed against or agreed to by WhiteBarn for any taxable period. WhiteBarn has not been and will not be required to include any adjustment in taxable income for any taxable period (or a portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of the transactions, events or accounting methods employed prior to the transaction contemplated pursuant to this Agreement. WhiteBarn is not now nor has ever been a party to any Tax sharing, Tax indemnity or Tax allocation agreement. WhiteBarn has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax return.

1.1 Pending Litigation. Except as disclosed on the Disclosure Schedule, there is no pending or, to WhiteBarn's knowledge, threatened Action or investigation, at Law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or office involving WhiteBarn arising from, relating to or affecting (a) the past, present or proposed operations of WhiteBarn's business, (b) any alleged act or omission of WhiteBarn or any of WhiteBarn's officers, directors or employees, or (c) the consummation of the transactions contemplated hereby.

1.1 Compliance with Laws. Except as set forth in the Disclosure Schedule, WhiteBarn has complied in all material respects with all existing material Law now or hereafter applicable to WhiteBarn's business, as presently conducted, including, without limitation, (a) all environmental Laws, and (b) all provisions of material Laws relating to labor relations, equal employment practices, fair employment practices, entitlement, prohibited discrimination, terms and conditions of employment, wages and hours, or other similar employment practices or acts. WhiteBarn has not received any notice from or otherwise been advised that any governmental authority or other person is claiming any violation or potential violation of any Law.

1.1 Permits. The Disclosure Schedule contains a complete and correct list of all material Permits which are necessary for the lawful operation of WhiteBarn's business. All such Permits have been duly made or obtained and are in full force and effect, and there are no proceedings pending or to WhiteBarn's knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Permit.

1.1 Insurance. WhiteBarn maintains insurance on all of its properties of a character generally comparable to insurance carried by persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against. The Disclosure Schedule contains a true and complete list of all insurance maintained by WhiteBarn with respect to WhiteBarn's business during the past year.

1.1 Brokers, Finders, etc. All negotiations relating to this Agreement and the transaction contemplated hereby have been carried on without the intervention of any person acting on behalf of WhiteBarn or any Shareholder in such a manner as to give rise to any claim against Talarian, WhiteBarn or any of their respective Representatives for any brokerage or finders' commission, fee or similar compensation.

1.1 Books and Records. Except as set forth in the Disclosure Schedule, WhiteBarn has made and kept (and given Talarian's Representatives access to) the Books and Records, which, accurately and fairly reflect in all material respects the activities and transactions of WhiteBarn related to WhiteBarn's business.

1.1 Full Disclosure. No representation, warranty or other statement of WhiteBarn contained in this Agreement or other written statement furnished by WhiteBarn to Talarian in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein relating to this Agreement and the transactions contemplated thereby or to the business or financial condition of WhiteBarn not materially misleading when taken as a whole in the light of the circumstances under which they were made. All financial statements furnished by WhiteBarn to Talarian in connection with the Agreement, including without limitation the Financial Statements, were prepared in good faith.

                                   1 ARTICLE
                   REPRESENTATIONS AND WARRANTIES OF TALARIAN

         Talarian hereby expressly acknowledges that WhiteBarn, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon the following representations and warranties, and no others. Talarian hereby represents and warrants to WhiteBarn as follows:

1.1 Organization. Talarian is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Talarian has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business in the manner in which it is presently conducted. Talarian is duly qualified and licensed in each jurisdiction where the nature of Talarian's business conducted by it requires such qualification, except where the failure to so qualify would not have a material adverse effect upon Talarian's financial condition or results of operations. Talarian has delivered to WhiteBarn true and complete copies of its Articles of Incorporation and Bylaws, each as amended to date.

1.1 Authorization. Except for the approval of its shareholders, which has not yet been obtained as of the date of this Agreement, Talarian has the requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, and to perform all of its obligations hereunder. All actions and proceedings on the part of Talarian necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.

1.1 Capitalization. The authorized capital stock of Talarian consists of 20,000,000 shares of Talarian Common Stock and 8,920,970 shares of Talarian Preferred Stock, of which 2,152,692 shares have been designated as Series A Preferred Stock, 1,422,223 shares have been designated as Series B Preferred Stock, 3,775,000 shares have been designated as Series C Preferred Stock and 1,571,055 shares have been designated as Series D Preferred Stock. As of the date of this Agreement, 5,631,992 shares of Talarian Common Stock, 2,017,552 shares of Series A Preferred Stock, 1,388,889 shares of Series B Preferred Stock, 3,775,000 shares of Series C Preferred Stock and 1,571,055 shares of Series D Preferred Stock are issued and outstanding. All of such issued and outstanding shares are duly and validly authorized and issued, fully paid and non-assessable. Other than pursuant to this Agreement or in connection with the conversion of Talarian Preferred Stock, there is not outstanding any subscription, option, warrant, call right or other agreement or commitment obligating Talarian to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any shares of its capital stock, other than (i) outstanding options to purchase, in the aggregate, 1,806,153 shares of Talarian Common Stock granted pursuant to Talarian's option plans for employees, directors and others performing services for Talarian and (ii) warrants to purchase, in the aggregate, 96,768 shares of Series A Preferred Stock and 33,334 shares of Series B Preferred Stock.

1.1 Valid Issuance of Talarian Common Stock. Each of the shares of Talarian Exchange Stock when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable and free and clear of Encumbrances, except those that may be created by WhiteBarn or any Shareholder.

1.1 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Talarian. This Agreement constitutes the legal, valid and binding agreement and obligation of Talarian enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such Laws.

1.1 No Conflict or Violation. Neither the execution and delivery of this Agreement, nor Talarian's consummation of the transactions contemplated hereby, will result in: (a) a violation of, or a conflict with, Talarian's charter documents, or any subscription, stockholders' or similar types of agreements or understandings; or (b) a violation by Talarian of any Law, order, judgment, writ, injunction decree or award to which it is a party or by which any of its assets are bound.

1.1 Consents and Approvals. The execution and delivery by Talarian of this Agreement and the consummation of the transactions contemplated hereby, do not and will not require as of the Closing Date any authorization, registration or filing with, or consent or approval of, any Person, except any state and federal filings that may be required under applicable securities Laws and the Regulatory Approvals.

1.1 Pending Litigation. Except as disclosed on the Talarian Disclosure Schedule, there is no pending or, to Talarian's knowledge, threatened Action or investigation, at Law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or office involving Talarian arising from, relating to or affecting (a) the past, present or proposed operations of Talarian, (b) any alleged act or omission of Talarian, or (c) the consummation of the transactions contemplated hereby.

1.1 Certain Changes. Since January 1, 2000, there has been no: (a) Material Adverse Change of Talarian; (b) destruction, damage to, or loss of any of Talarian's material assets; (c) amendment, termination or other loss of any contract involving payments or receipts by Talarian in excess of $500,000 per year, or Permit related to Talarian's assets or business or by which Talarian or any of its material assets or properties are subject, other than an amendment or termination made in the ordinary course of business consistent with past practice; or (d) dispute between Talarian and any customer or supplier of Talarian whose transactions with Talarian involve payments or receipts by Talarian in excess of $500,000 per year and no such customer or supplier has stated its intention to discontinue to do business with Talarian.

1.1 Brokers, Finders, etc. All negotiations relating to this Agreement and the transaction contemplated hereby have been carried on without the intervention of any person acting on behalf of Talarian in such a manner as to give rise to any claim against Talarian, WhiteBarn, or any of their respective Representatives for any brokerage or finders' commission, fee or similar compensation.

1.1 Financial Statements. Talarian has furnished to WhiteBarn copies of (a) the unaudited balance sheet of Talarian as of September 30, 1999, and the related statement of income and stockholders' equity for the year then ended and (b) Talarian's unaudited balance sheet as of December 31, 1999, and the related statement of income and stockholders' equity for the period beginning October 1, 1999 and ending on December 31, 1999. The financial statements referred to in this section have been prepared in accordance with GAAP, applied on a consistent basis, and fairly present in all material respects the financial condition of Talarian as at the respective dates thereof and the results of operations of Talarian for the respective periods covered by the statements of income contained therein, subject to normal recurring year-end adjustments (and except that footnotes may be omitted).

1.1 Taxes. Talarian is, and is subject to taxation as, a C corporation. All Taxes which are due and payable by Talarian have been paid in full and any Taxes that become due and owing by Talarian before the Closing Date (whether or not shown on any Tax Return) will be paid, other than Taxes which are not delinquent and subject to a late payment; all Tax Returns required to be filed in connection therewith have been accurately prepared and duly and timely filed, or will be accurately prepared and duly and timely filed, and all deposits required by Law to be made by Talarian with respect to any such Taxes have been duly made. Talarian is not delinquent in the payment of any Taxes nor does Talarian have any Tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency of claim. There is not now in force any extension of time with respect to the date on which any Tax Return was or is due to be filed by or with respect to Talarian, or any waiver or agreement by Talarian for the extension or the assessment of any Tax. Talarian has withheld and paid all Taxes required to be withheld and paid by Talarian in connection with amounts paid or owing to any employee, creditor, stockholder or other third parties. There are no liens on any of the assets of Talarian as a result of any Tax liabilities except for Taxes not yet due and payable. Talarian has made available to WhiteBarn complete and correct copies of all federal, state, local and foreign income or franchise Tax Returns for the last three taxable periods for which such Tax Returns have been filed and will deliver copies of Tax Returns filed by Talarian after the date hereof and before the Closing Date. Talarian is not required to file a Tax Return in any state or local jurisdiction for any tax period except in the jurisdictions in which it has filed. Talarian has delivered to WhiteBarn complete and correct copies of all audit reports (or portions thereof) and statements of deficiencies assessed against or agreed to by Talarian for any taxable period. Talarian has not been and will not be required to include any adjustment in taxable income for any taxable period (or a portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of the transactions, events or accounting methods employed prior to the transaction contemplated pursuant to this Agreement. Talarian is not now nor has ever been a party to any Tax sharing, Tax indemnity or Tax allocation agreement. Talarian has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax return.

1.1 Full Disclosure. No representation, warranty or other statement of Talarian contained in this Agreement or other written statement furnished by Talarian to WhiteBarn in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein relating to this Agreement and the transactions contemplated thereby or to the business or financial condition of Talarian not materially misleading when taken as a whole in the light of the circumstances under which they were made. All financial statements furnished by Talarian to WhiteBarn in connection with the Agreement, including, without limitation, the financial statements referred to in Section 4.11, were prepared in good faith.



                                   1 ARTICLE
                     WHITEBARN'S OBLIGATIONS BEFORE CLOSING

         WhiteBarn covenants that during the period from the date of this Agreement to the Closing Date:

1.1 Notice of Changes. WhiteBarn shall give Talarian prompt written notice of any change in any of the information contained in the representations and warranties made in Article 3 referred to herein, which occurs prior to the Closing Date; provided, however, that providing such notice shall not relieve WhiteBarn for any breach of, or in any way alter any of, WhiteBarn's representations and warranties contained herein to the extent such representations and warranties were untrue as of the date hereof.

1.1 Conduct of Business. Except as specifically contemplated by this Agreement, WhiteBarn will conduct WhiteBarn's business in the ordinary course of business and consistent with past practice, and will use all commercially reasonable effort to preserve intact its advantageous business relationships, to keep available the service of its employees and to maintain satisfactory relationships with its contractors, distributors, customers and other persons sharing business relationships with them. Without limiting the generality of the foregoing, WhiteBarn will not (1) without consulting with Talarian, terminate any employees or (2) without the prior written consent of Talarian, take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 3.10, above, unless such actions are specifically contemplated by this Agreement. WhiteBarn shall give Talarian prompt written notice of any change in any of the information contained in the representations and warranties made in Article 3 referred to herein which occurs prior to the Closing Date. Notwithstanding the foregoing, WhiteBarn shall be permitted to grant additional options to purchase shares of WhiteBarn Stock under the 2000 WhiteBarn, Inc. Equity Incentive Plan (up to a maximum of 3,530,005 shares thereunder) on terms and conditions mutually agreeable to Talarian and WhiteBarn.

1.2 Access to Information. Talarian and its counsel, accountants and other Representatives shall have full access during normal business hours to all properties, Books and Records, Contracts, Permits and other documents of or relating to WhiteBarn and WhiteBarn's business so that Talarian may have full opportunity to make such investigation as it shall desire to make of the affairs of WhiteBarn relating to WhiteBarn's business. WhiteBarn shall furnish or cause to be furnished to Talarian and its Representatives all data and information concerning WhiteBarn's business, finances and properties that may reasonably be requested. WhiteBarn shall remain fully liable and responsible for all WhiteBarn's representations, warranties, covenants, agreements and conditions in this Agreement subject to any limitations contained herein, notwithstanding any such investigation performed or information received by Talarian.

1.1 Confidentiality. WhiteBarn will hold, and will cause each of WhiteBarn's employees, officers, directors and other Representatives to hold, in strict confidence, and to not use to the detriment of Talarian, any confidential or proprietary information or data concerning Talarian furnished to them in connection with the transaction contemplated by this Agreement, except for information generally known to the public; and if the transaction contemplated by this Agreement is not consummated, such confidence shall be maintained and WhiteBarn will return to Talarian all such information and data as Talarian may request.

1.1 No Solicitation. WhiteBarn will not, and will not permit its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, agents or representatives to, solicit, encourage, initiate, enter into, continue or participate in, or take any other action designed to facilitate, any negotiations or discussions with or provide any information to any third party concerning the possible acquisition or sale of WhiteBarn or its stock, business or assets or any other transaction that would be inconsistent with the Merger (all of the foregoing, "Inconsistent Activities"). WhiteBarn will immediately inform Talarian, orally and in writing, of any Inconsistent Activities or any request for information from, or any contacts, proposals or other indications by, third parties regarding Inconsistent Activities.

1.1 Consents; Regulatory Approvals; Reasonable Efforts. WhiteBarn agrees to use its commercially reasonable efforts to take, as promptly as possible, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and WhiteBarn will use its commercially reasonable efforts to obtain the Regulatory Approvals, all waivers, Permits, consents, other approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are necessary in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Talarian waives all right to assert any claim for damages against WhiteBarn relating to any breach of a non-assignment provision contained in the contracts set forth in Section 3.6 of the Disclosure Schedule that is caused solely by the consummation of the Merger.

1.1 Fulfillment of Conditions and Covenants. WhiteBarn shall not take any course of action inconsistent with the satisfaction of the requirements or conditions applicable to WhiteBarn set forth in this Agreement. WhiteBarn shall promptly do all acts and take all measures as may be appropriate to enable it to perform as early as reasonably possible the obligations herein required to be performed by it.


                                   1 ARTICLE

                      TALARIAN'S OBLIGATIONS BEFORE CLOSING

         Talarian covenants that during the period from the date of this Agreement to the Closing Date:

1.1 Notice of Changes. Talarian shall give WhiteBarn prompt written notice of any change in any of the information contained in the representations and warranties made in Article 4 referred to herein, which occurs prior to the Closing Date; provided, however, that providing such notice shall not relieve Talarian for any breach of, or in any way alter any of, Talarian's representations and warranties contained herein to the extent such representations and warranties were untrue as of the date hereof.

1.1 Consents; Regulatory Approvals; Reasonable Efforts. Talarian agrees to utilize reasonable efforts to take, as promptly as possible, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and will use its reasonable efforts to assist WhiteBarn in obtaining the Regulatory Approvals, all waivers, Permits, consents, other approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are necessary in connection with the transactions contemplated by this Agreement.

1.1 Confidentiality. Talarian will hold, and will cause each of its affiliates, employees, officers, directors and other Representatives to hold, in strict confidence, and to not use to the detriment of WhiteBarn, any confidential or proprietary information or data concerning WhiteBarn furnished to them in connection with the transaction contemplated by this Agreement, except for information generally known to the public; and if the transaction contemplated by this Agreement is not consummated, such confidence shall be maintained and Talarian will return to WhiteBarn all such information and data as WhiteBarn may request.

1.1 Fulfillment of Conditions and Covenants. Talarian shall not take any course of action inconsistent with the satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Talarian shall promptly do all acts and take all measures as may be appropriate to enable it to perform as early as possible the obligations herein required to be performed by it.

                                   1 ARTICLE

                      CONDITIONS TO OBLIGATIONS OF TALARIAN

         The obligations of Talarian to perform its obligations under this Agreement are subject to the satisfaction, on or before to the Closing Date, of each of the following conditions, unless waived in writing by Talarian:

1.1 Accuracy of Representations and Warranties. All representations and warranties of WhiteBarn contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though made on and as of the Closing Date regardless of any additional disclosures made by WhiteBarn pursuant to Section 5.1 (unless waived by Talarian).

1.1 WhiteBarn's Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by WhiteBarn at or before the Closing Date shall have been duly and properly performed in all material respects.

1.1 Absence of any Material Adverse Change. There shall not have occurred any Material Adverse Change in WhiteBarn's business, condition (financial or otherwise), assets, properties or results of operations of WhiteBarn since the Balance Sheet Date.

1.1 WhiteBarn's Officers' Certificate. Talarian shall have received a certificate, dated the Closing Date, signed and verified by each of the President and Chief Financial Officer of WhiteBarn, and certifying (i) that the conditions specified in Sections 7.1, 7.2, 7.3, 7.6, 7.7, 7.10, 7.11 and 7.12
have been fulfilled, (ii) the true, correct and complete Articles and Bylaws of WhiteBarn and the resolutions which have been duly adopted by WhiteBarn's Board of Directors and the Shareholders with respect to the transactions contemplated by the Agreement and (iii) the amount of cash and accounts receivables that WhiteBarn has as of the Closing.

1.1 Opinion of Counsel. Talarian shall have received from Gordon & Glickson LLC, legal counsel for WhiteBarn, an opinion, dated the Closing Date, in the form set forth in Exhibit A hereto.

1.1 Authorization of WhiteBarn. All actions necessary to authorize the execution, delivery and performance of this Agreement by WhiteBarn, and the consummation of the transactions contemplated herein, shall have been duly and validly taken.

1.1 Consents and Regulatory Approvals. The Regulatory Approvals, all licenses, Permits, authorizations, consents and other approvals of and filings with any governmental or regulatory agency required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of WhiteBarn. All material consents of other third-parties required to have been obtained in connection with the consummation of such transactions shall have been obtained by or on behalf of WhiteBarn.

1.2 Commitment Agreement; Snyder Agreement; Intellectual Property Agreements. Talarian shall have obtained fully executed original counterparts of (1) the Commitment Agreement to be entered into between Talarian and Mark Mahowald in the form of Exhibit B attached hereto (the "Commitment Agreement"), (2) the Snyder Agreement between Talarian and Scottie Snyder in the form of Exhibit C attached hereto and (3) the Intellectual Property Agreements to be entered into between Talarian and each employee and independent contractor of WhiteBarn in the form attached hereto as Exhibit D (the "Intellectual Property Agreements").

1.1 Agreement with Certain WhiteBarn Shareholders. Talarian shall have obtained fully executed original counterparts of the Agreement with Shareholders to be entered into among Talarian, Mark Mahowald, Ron Lachman and the escrow agent named therein in the form of Exhibit E attached hereto (the "Agreement with Certain WhiteBarn Shareholders").

1.1 Absence of Certain Changes. WhiteBarn shall have certified in writing to Talarian that, as of the Closing Date, no key employee of WhiteBarn has terminated his or her relationship with WhiteBarn since the Balance Sheet Date or indicated any present or future intention to terminate his or her relationship with WhiteBarn.

1.1 Shareholder Approval; Option Plan Amendments. Talarian shall have obtained the approval of the Merger by the holders of Talarian Preferred Stock. WhiteBarn shall have: (1) obtained the approval of the Merger by its shareholders as required under Illinois law and such approval shall have been made by all WhiteBarn shareholders; (2) amended the WhiteBarn Inc. Stock Option Plan (and obtained the consent of each optionee thereunder to such amendment) to provide, among other things, that in the event of a merger of WhiteBarn in which WhiteBarn is not the survivor, the surviving corporation may assume such options; and (3) amended the 2000 WhiteBarn, Inc. Equity Incentive Plan (if requested by Talarian), with the amendments acceptable to Talarian in form and substance.

1.1 Minimum Cash - A/R Requirement. WhiteBarn shall have at least $450,000 prior to Closing in cash and accounts receivable (collectively, the "Minimum Cash - A/R Requirement") as of the Closing and shall have provided evidence thereof to Talarian's satisfaction.

1.1 Termination of Certain Agreements. WhiteBarn shall have caused the termination of the agreements represented by (i) that certain letter dated October 14, 1996 by and among Mark Mahowald, Cheryl Mahowald and Ron Lachman and
(ii) that certain letter dated November 4, 1997 by and between Mark Mahowald and Ron Lachman, each relating to Ron Lachman's investment in WhiteBarn.

                                   1 ARTICLE
                     CONDITIONS TO OBLIGATIONS OF WHITEBARN

         The obligations of WhiteBarn to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by WhiteBarn:

1.1 Accuracy or Representations and Warranties. All representations and warranties of Talarian contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though made on and as of the Closing Date regardless of any additional disclosures made by Talarian pursuant to Section 6.1 (unless waived by WhiteBarn).

1.1 Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Talarian at or before the Closing Date shall have been duly and properly performed in all material respects.

1.1 Absence of any Material Adverse Change. There shall not have occurred any Material Adverse Change in Talarian's business condition (financial or otherwise), assets, properties or results of operation since the date of the Talarian balance sheet referred to in Section 4.11.

1.1 Officers' Certificate. WhiteBarn shall have received a certificate, dated the Closing Date, signed and verified by the President and Chief Financial Officer of Talarian, certifying (i) that the conditions specified in Sections 8.1, 8.2, 8.3, 8.5, 8.6, 8.7 and 8.8 have been fulfilled and (ii) the true, correct and complete Articles and Bylaws of Talarian and the resolutions which have been duly adopted by Talarian's Board of Directors and the shareholders with respect to the transactions contemplated by the Agreement.

1.1 Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement by Talarian, and the consummation of the transactions contemplated herein, shall have been duly and validly taken.

1.1 Shareholder Approval. Talarian shall have obtained the approval of the Merger by the holders of Talarian Preferred Stock. WhiteBarn shall have obtained the approval of the Merger by its shareholders as required under Illinois law.

1.1 Registration Rights. Talarian shall have taken all action and obtained all consents necessary to amend that certain Amended and Restated Investors' Rights Agreement dated as of February 3, 2000, by and among Talarian and the other parties thereto, to cause each Shareholder to be included as a Holder under
Section 2 thereof (the "Investors' Rights Amendment").

1.1 Consents and Regulatory Approvals. The Regulatory Approvals, all licenses, Permits, authorizations, consents and other approvals of and filing with any governmental or regulatory agency required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of the WhiteBarn. All material consents of other third-parties required to have been obtained in connection with the consummation of such transactions shall have been obtained by or on behalf of WhiteBarn.

1.1 Opinion of Counsel. WhiteBarn shall have received from Riordan & McKinzie, legal counsel for Talarian, an opinion, dated the Closing Date, in the form set forth in Exhibit F, attached hereto.

                                    1 ARTICLE

                                   THE CLOSING

1.1 The Closing. On the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the Merger (the "Closing") will take place on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Articles 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), in the offices of Talarian commencing at 9:00 a.m., or at such other place, time and date as may be mutually agreed to by the parties. The date and time at which the Closing actually occurs is herein referred to as the "Closing Date."

1.1 Deliveries by WhiteBarn. At the Closing, WhiteBarn shall deliver the following:

(a) The stock certificates representing all of the shares of the Shareholders' WhiteBarn Stock which shall be marked to reflect the cancellation and conversion thereof as a result of the Merger, together with all stock books and records reflecting the ownership and transfer of shares of WhiteBarn's capital stock;

(a) The certificate contemplated by Section 7.4, above;

(a) The legal opinion contemplated by Section 7.5, above;

(a) Evidence of having obtained consents, if any, required to be obtained by WhiteBarn pursuant to Section 7.7, above;

(a) The Commitment Agreement and Intellectual Property Agreements contemplated by Section 7.8, above;

(a) The Agreement with Certain WhiteBarn Shareholders contemplated by Section 7.9, above;

(a) The Certificate of Merger contemplated by Section 2.2, above, executed and in a form ready for filing with the Secretary of State of the State of Illinois;

(a) All other agreements, documents, instruments and writings required to be delivered by WhiteBarn at the Closing pursuant to this Agreement; and

(a) Evidence that the agreements referenced in Section 7.14 have been terminated.

1.1 Deliveries by Talarian. At the Closing, Talarian shall deliver the following:

(a) Stock certificates representing the number of shares of Talarian Exchange Stock required to be delivered at the Closing pursuant to Section 2.4, above;

(a) The Cash Consideration required to be delivered at the Closing pursuant to
Section 2.4, above;

(a) The officer's certificate contemplated by Section 8.4, above;

(a) The legal opinion contemplated by Section 8.9, above;

(a) The Certificate of Merger contemplated by Section 2.2 above, executed and in a form ready for filing with the California Secretary of State;

(a) An executed copy of the Investors' Rights Amendment; and

(a) All other agreements, documents, instruments and writings required to be delivered by Talarian at the Closing pursuant to this Agreement.

                                   1 ARTICLE

                                  POST CLOSING

1.1 Survival of Representations and Warranties; Indemnification. The Agreement with Certain WhiteBarn Shareholders shall govern the indemnity made by Mark Mahowald and Ron Lachman (the "Indemnifying Shareholders") to Talarian. Regardless of any investigation at any time made by or on behalf of Talarian, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby by WhiteBarn shall survive the Closing for a period ending 12 months from the Closing Date, except that all representations and warranties with respect to tax matters shall survive through the applicable statute of limitations (each, a "Survival Date"). From and after the applicable Survival Date, no Indemnifying Shareholder shall have any liability under the Agreement with Certain WhiteBarn Shareholders with respect to such representations and warranties and neither Talarian nor any of its shareholders, affiliates or their Representatives shall assert any claims against any Indemnifying Shareholder with respect thereto. Notwithstanding the foregoing, and other than with respect to Section 3.2, above, in the absence of fraud or intentional misrepresentation, no representation or warranty made hereunder or pursuant hereto or in connection with the transactions contemplated hereby by Talarian shall survive the Closing and neither WhiteBarn nor any Shareholder shall assert any claims against Talarian with respect thereto.

1.1 Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel. In the event the Merger is consummated, Talarian will pay the reasonable fees and expenses of WhiteBarn's accountants and attorneys with respect to the Merger, not to exceed a combined total of $50,000.

1.1 Employee Bonuses. On or before the date of the first Talarian payroll following the Closing Date, Talarian will pay to the WhiteBarn employees the cash bonuses set forth on Exhibit G attached hereto.


                                   1 ARTICLE

                            MISCELLANEOUS PROVISIONS

1.1 Entire Agreement. This Agreement, the Ancillary Agreements, the Disclosure Schedule and the Talarian Disclosure Schedule together set forth the entire agreement between the parties with regard to the subject matter of this Agreement.

1.1 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement or any of the Ancillary Agreements, shall be governed by the Laws, without regard to the Laws as to choice or conflict of Laws, of the State of California.

1.1 Interpretation. The language in all parts of this Agreement and each of the other Ancillary Agreements shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement or any preliminary draft of this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

1.1 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

1.1 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by either party without first obtaining the prior written consent of the non-assigning party. Any voluntary attempt at such an assignment, except pursuant to this Section 11.5 shall be void and, at the option of the non-assigning party, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

1.1 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

1.1 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the addresses set forth under such recipient's signature on the signature page hereto and shall be deemed to have been duly given: (i) upon delivery, if served personally on the party to whom notice is to be given; or (ii) on the date or receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier. Any party may give written notice of a change of address in accordance with the provisions of this Section 11.7 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

1.1 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or becomes illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

1.1 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

1.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

WHITEBARN, INC.,
an Illinois corporation


By: /s/ MARK MAHOWALD
    ----------------------
        Mark Mahowald
        President


By: /s/ CHERYL L. MAHOWALD
    ----------------------
        Cheryl L. Mahowald
        Secretary

Address:
29W110 Butterfield Road
Suite 205
Warrenville, IL 60555
Phone No.: (630) 393-7363
Fax No.: (630) 393-9218


TALARIAN CORPORATION,
a California corporation


By: /s/ MICHAEL A. MORGAN
    ----------------------
        Michael A. Morgan
        Vice President


By: /s/ THOMAS J. LAFFEY
    ----------------------
        Thomas J. Laffey
        Secretary

Address:
333 Distel Circle
Los Altos, CA 94022
Phone No.: (650) 965-8050
Fax No.: (650) 965-9077